Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8/A Nos. 333-113341 and 333-13388 and Form S-8 Nos. 333-119011 and 333-129825 and Form S-3 Nos. 333-122630 and 333-133460 and Form S-3/A Nos. 333-127456 and 333-132069 and Form S-3 MEF No. 333-128944) of Bookham, Inc. of our report dated September 8, 2005, with respect to the consolidated financial statements and schedule of Bookham, Inc., included in this Annual Report (Form 10-K) for the year ended July 1, 2006
/s/ Ernst & Young LLP
Reading, England
September 14, 2006